EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Sajid Daudi -- Head of Investor Relations..... (480) 792-7385
MICROCHIP TECHNOLOGY PROVIDES Q3 FISCAL 2026 BUSINESS UPDATE
RECOVERY PLAN EXECUTION PROGRESSING

CHANDLER, Arizona – January 5, 2026 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of smart, connected, and secure embedded control solutions, today commented that it expects its net sales for third quarter of fiscal 2026 ended December 31, 2025 to be about $1,185 million, well above its original guidance of $1,109 million to $1,149 million provided on November 6, 2025, and its subsequent revised guidance provided on December 2, 2025 of net sales being on the high end of its original guidance.

Steve Sanghi, Microchip's CEO and President, commented, "We continue to experience a fairly broad-based recovery in most of our end markets driven by progress we have made in inventory correction in distribution as well as direct customers, and with new customer designs turning to production. Our bookings activity was very strong in the December quarter despite a holiday filled quarter. Our March quarter starting backlog started out much better than that for the December quarter.”

“We have made substantial progress on most elements of our nine-point recovery plan as well as our strategic initiatives. We have seen a substantial reduction in our internal inventory which will begin to lower our level of inventory write-offs. We are also preparing to ramp our factories in the March quarter which will begin to lower the amount of our under-utilization charges,” added Sanghi.

“We look forward to a very good calendar year 2026, as we reap the benefits from the success of our nine-point recovery plan,” concluded Sanghi.

There will be no conference call associated with this press release. Microchip will announce its fiscal third quarter 2026 financial results on February 5, 2026.

Cautionary Statement:

The statements in this release relating to net sales for third quarter of fiscal 2026 ended December 31, 2025 being about $1,185 million, that we continue to experience a fairly broad-based recovery in most of our end markets driven by progress we have made in inventory correction in distribution as well as direct customers, and with new customer designs turning to production, that our bookings activity was very strong in December quarter, that our March quarter starting backlog started out much better than that for the December quarter, that we have made substantial progress on most elements of our nine-point recovery plan as well as our strategic initiatives, that we have seen a substantial reduction in our internal inventory which will begin to lower our level of inventory write-offs, that we are preparing to
- - more - -

Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200

Microchip Technology
Provides Q3 Fiscal 2026 Business Update

ramp our factories in the March quarter which will begin to lower the amount of our under-utilization charges and that we look forward to a very good calendar year 2026, as we reap the benefits from the success of our nine-point recovery plan are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any continued uncertainty, fluctuations or weakness in the U.S. and world economies (including China and Europe) due to changes in the scope and level of tariffs, interest rates or high inflation, actions taken or which may be taken by the Trump administration or the U.S. Congress (including budget and tax legislation), monetary policy, political, geopolitical, trade or other issues in the U.S. or internationally (including the military conflicts in Ukraine-Russia and the Middle East), further changes in demand or market acceptance of our products and the products of our customers and our ability to respond to any increases or decreases in market demand or customer requests to reschedule or cancel orders; the mix of inventory we hold, our ability to satisfy any short-term orders from our inventory and our ability to effectively manage our inventory levels; foreign currency effects on our business; changes in utilization of our manufacturing capacity and our ability to effectively manage our production levels to meet any increases or decreases in market demand or any customer requests to reschedule or cancel orders; the impact of inflation on our business; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; our ability to realize the expected benefits of our long-term supply assurance program; changes or fluctuations in customer order patterns and seasonality; our ability to effectively manage our supply of wafers from third party wafer foundries to meet any increases or decreases in our needs and the cost of such wafers, our ability to obtain additional capacity from our suppliers to increase production to meet any future increases in market demand; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and benefits of our acquisitions; the impact of any future significant acquisitions or strategic transactions we may make; the costs and outcome of any current or future litigation or other matters involving our acquisitions (including the acquired business, intellectual property, customers, or other issues); the costs and outcome of any current or future tax audit or investigation regarding our business or our acquired businesses; the impact that the CHIPS Act will have on increasing manufacturing capacity in our industry by providing incentives for us, our competitors and foundries to build new wafer manufacturing facilities or expand existing facilities; the amount and timing of any incentives we may receive under the CHIPS Act, the impact of current and future changes in U.S. corporate tax laws (including the Inflation Reduction Act of 2022 and the Tax Cuts and Jobs Act of 2017); fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

- - more - -

Microchip Technology
Provides Q3 Fiscal 2026 Business Update

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.
About Microchip:
Microchip Technology Inc. is a broadline supplier of semiconductors committed to making innovative design easier through total system solutions that address critical challenges at the intersection of emerging technologies and durable end markets. Its easy-to-use development tools and comprehensive product portfolio support customers throughout the design process, from concept to completion. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support and delivers solutions across the industrial, automotive, consumer, aerospace and defense, communications and computing markets. For more information, visit the Microchip website at www.microchip.com.

- - end - -